Exhibit 99.1

Atlanticus Prices $55,000,000 Principal Amount Add-On Offering of 9.25% Senior Notes Due 2029

ATLANTA, July 25, 2024 (GLOBE NEWSWIRE) -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus,” “the Company”, “we,” “our” or “us”), a financial technology company that enables its bank, retail and healthcare partners to offer more inclusive financial services to millions of everyday Americans, today announced the pricing of its underwritten registered public add-on offering (the “Add-On Offering”) of $55,000,000 aggregate principal amount of its 9.25% Senior Notes due 2029 (the “Additional Notes”), at a public offering price of $24.70 per Additional Note. The Company has granted the underwriters an option to purchase up to an additional $8,250,000 aggregate principal amount of the Additional Notes in connection with the Add-On Offering. The Add-On Offering is expected to close on or about July 26, 2024, subject to customary closing conditions.

The Additional Notes constitute a further issuance of the Company’s 9.25% Senior Notes due 2029, of which $57,250,000 aggregate principal amount was previously issued (the “Existing Notes”). The Additional Notes would have the same CUSIP number and trade interchangeably with the Existing Notes. The Company expects the Additional Notes to be fungible for U.S. federal income tax purposes with the Existing Notes.

The Company expects to use the net proceeds of this Add-On Offering to redeem a portion of the Class B preferred units issued by one of the Company’s subsidiaries and/or for general corporate purposes.

The Existing Notes trade and the Additional Notes are expected to trade on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ATLCZ.”

The Company and this issuance of Additional Notes received an “A” rating from Egan-Jones Ratings Company, an independent, unaffiliated rating agency. Ratings are not a recommendation to purchase, hold or sell Additional Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agency by the Company and information obtained by the rating agency from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the Additional Notes. Each rating should be evaluated independently of any other rating.

B. Riley Securities, Inc., Janney Montgomery Scott LLC, Lucid Capital Markets, LLC, and William Blair & Company, L.L.C. are acting as book-running managers for this Add-On Offering. A.G.P./Alliance Global Partners and Clear Street LLC are acting as co-managers for this Add-On Offering.

The Add-On Offering of these Additional Notes is being made pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2024 and declared effective by the SEC on May 21, 2024. The Add-On Offering will be made only by means of a prospectus and prospectus supplement. A copy of the prospectus and prospectus supplement relating to these securities may be obtained, when available, from the website of the SEC at http://www.sec.gov or by contacting: B. Riley Securities, Inc., 1300 17th Street North, Suite 1300, Arlington, Virginia 22209, Attn: Prospectus Department, Email: prospectuses@brileyfin.com, Telephone: (703) 312-9580.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Atlanticus Holdings Corporation

Empowering Better Financial Outcomes for Everyday Americans

Atlanticus’ technology allows bank, retail, and healthcare partners to offer more inclusive financial services to everyday Americans through the use of proprietary analytics. We apply the experience gained and infrastructure built from servicing over 20 million customers and $40 billion in consumer loans over our more than 25 year operating history to support lenders that originate a range of consumer loan products. These products include retail and healthcare private label credit and general purpose credit cards marketed through our omnichannel platform, including retail point-of-sale, healthcare-point of-care, direct mail solicitation, internet-based marketing, and partnerships with third parties. Additionally, through our CAR subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the uncertain economic environment, particularly the impact of inflation, interest rates, labor availability and supply chains; the Company’s ability to retain existing, and attract new, merchant partners and funding sources; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the outcome of litigation and regulatory matters; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company’s ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, the Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Contact:
Investor Relations

(770) 828-2000

investors@atlanticus.com